UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 31, 2013

Cosi, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-50052	06-1393745
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1751 Lake Cook Road, Suite 600; Deerfield, Illinois	60015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (847) 597-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On January 31, 2013, Cosi, Inc. (the “Company”) entered into an agreement with Stephen F. Edwards in which Mr. Edwards agreed to continue to serve as the Company’s Executive Chair of the Board of Directors (“Board”), effective as of January 1, 2013.  The agreement provides for a one-year term and is terminable at any time.  Mr. Edwards will receive annual base compensation of $100,000 and, as long-term incentive compensation, he will receive a grant of 100,000 shares of restricted stock that will vest at a rate of 25,000 shares every three months, with the grant date being January 31, 2013.

As Executive Chair, Mr. Edwards will have the following principal responsibilities, among others: (i) serve as the lead director, chair the meetings of the Board and otherwise administer the affairs of the Board; (ii) serve as the primary liaison between the Board and the Company’s management; (iii) provide guidance to the Chief Executive Officer and other management in the development of the Company’s strategic plan and annual budget; (iv) support the senior management’s interactions with stockholders, analysts and other external constituencies; and (v) lead the evaluation of any significant transactions.

The agreement between the Company and Mr. Edwards is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated in this Item 5.02(e) in its entirety by reference.

Item 9.01	Financial Statements and Exhibits.

(d)            Exhibits.

Exhibit No.	Description

10.1	Agreement, dated January 25, 2013, between Stephen F. Edwards and Così, Inc.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 6, 2013	COSI, INC. /s/ William Koziel Name: William Koziel Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description	Paper (P) or Electronic (E)
10.1	Agreement, dated January 25, 2013, between Stephen F. Edwards and Così, Inc.	E